HORIZON ENERGY DEVELOPMENT, INC.
                                                                INCOME STATEMENT

                                                  One Month Ended
                                                  September 30, 1995

Operating Expenses:
  Operations Expense                                       $    250,000
Total Operating Expenses                                         250,000

Pretax Loss                                                     (250,000)

Income Taxes-Deferred                                             (87,500)

Net Loss                                                   $   (162,500)